Exhibit 99.1

Ceres Announces Fiscal Second Quarter 2015 Financial Results

−	Company continues its expansion beyond bioenergy markets.
−	Next evaluations scheduled for biotech forage sorghum, corn and sugarcane.

THOUSAND OAKS, Calif. – April 09, 2015 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology company, announced today financial results for the three months ended February 28, 2015.

The company reported advancements across major areas for its breeding and genetic technologies, including biotech trait development, forage sorghum and Persephone bioinformatics software, and provided an update on its business in Brazil.

“We have responded rapidly to changes in the energy market as well as the economic challenges faced by the Brazilian ethanol industry. Today, we are much more than just a bioenergy company and have expanded the number of market opportunities available for our technology and products,” said Ceres President and CEO Richard Hamilton.

Ceres Chief Financial Officer Paul Kuc reported that the company has a number of upcoming milestones, including seeds sales in the U.S. forage market, the ongoing roll-out of its Persephone bioinformatics software, harvest results in Brazil and the continued advancement of traits for crops like corn and sugarcane. “We continue to keep a close eye on expenses and are evaluating our capital needs and financing options as the year progresses in light of our completed and upcoming milestones.”

Business Highlights and Outlook

•	Ceres has launched new forage sorghum hybrids for the U.S. market and plans to evaluate more than a dozen new hybrids that offer performance advantages such as higher yields and improved nutrition. In addition to its direct sales efforts, the company entered into a distribution agreement with Helena Chemical Company, a leading distributor of crop inputs and services, to extend its sales and marketing reach in certain geographies. The company also plans to conduct additional evaluations of its biotech traits in forage sorghum this season in the United States following successful field trials. Performance results for both its traditionally developed hybrids and biotech traits are expected by the end of the calendar year.

•	The company has advanced its leading biotechnology traits and continued field evaluations in a number of food and feed crops. In March, Ceres accelerated its sugarcane trait development following positive field results in Latin America. The next stage of field trials, which will provide more definitive results, is expected to be completed next year. In China, the company has advanced its best multi-gene combinations for additional testing in corn. The company plans to expand the scope of its trials, including evaluations of its biotech traits in a more diverse set of corn breeding lines. Ceres has filed an application for a patent covering its iCODE multi-gene trait development technology and initiated discussions with potential licensees.

•	The company reported that its bioinformatics software, Persephone, is being evaluated by new potential customers in plant genomics as well as in biomedical research and diagnostics, where genomics data is analyzed and viewed in a similar manner to plants. The software is currently licensed by Syngenta and Bayer CropScience.

•	In March, Ceres and Brazilian energy company Raizen, a joint venture of Royal Dutch Shell and Cosan, signed a multi-year collaboration agreement to develop and produce sweet sorghum on an industrial scale. In addition to Raizen, the company has plantings with more than 50 mill and agribusiness customers this season. Ceres reported today that growing conditions to date have been generally favorable across most evaluation regions following a dry start to the season, which delayed some plantings. For its multi-hybrid field evaluations sites, Ceres reported continued improvement to date in crop management over the previous season, reduced losses to weather and, based on visual inspections of these plantings, improved product adaptation to various growing conditions in Brazil. The company expects that hectares planted under its sales incentive and promotional programs, which include offtake agreements for sorghum biomass, will provide sufficient biomass for multiple industrial evaluations. Revenue for these plantings will be based on yields of biomass per hectare rather than seed sales. Assessments are subject to change until harvests are completed

Second Quarter Financial Results

Total revenues for the quarter ended February 28, 2015 were $0.3 million compared to $0.5 million for the quarter ended February 28, 2014. The decrease in revenue was primarily due to the completion of work scheduled under various grant programs. The company expects to recognize the majority of product revenues for the 2014-2015 season in Brazil during its fiscal third and fourth quarters, when harvests are completed.

Cost of product sales increased by $1.6 million to $2.1 million for the three months ended February 28, 2015 compared to the same period last year. The increase was primarily due to a $1.4 million charge for crop management costs associated with unharvested biomass being produced under the company’s sales incentive and promotional programs for the 2014-2015 growing season in Brazil.

Research and development expenses decreased by $1.1 million to $2.5 million for the three months ended February 28, 2015 compared to the same period last year primarily due to reduced personnel and related expenses in the U.S.

Selling, general and administrative expenses increased by $0.3 million to $3.9 million for the three months ended February 28, 2015 compared to the same period last year primarily due to increased personnel and related expenses in Brazil.

For the quarter ended February 28, 2015, Ceres reported a net loss of $8.1 million, or $1.34 per share, compared to a net loss of $7.2 million, or $2.29 per share, for the quarter ended February 28, 2014.

At February 28, 2015, cash and cash equivalents and marketable securities totaled $14.6 million.

Conference Call and Webcast Information

Ceres has scheduled a conference call for 4:30 p.m. EDT (1:30 p.m. PDT) today to discuss its fiscal second quarter results and to provide an update on its business. To access the webcast of the conference call, go to investor.ceres.net. Audio of the teleconference is also available by dialing (877) 838-4153 (domestic) or +1(720) 545-0037 (international). The conference ID number is 9958691. An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

About Ceres

Ceres, Inc. is an agricultural biotechnology company that develops and markets seeds to produce crops for forage, biofuels and other markets that utilize plant biomass. The company’s advanced plant breeding and biotechnology technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple crops, including food, feed, fiber and fuel crops. Ceres markets its seed products under its Blade brand. The company also licenses its biotech traits and technology, including its Persephone genome visualization software, to other life science companies and organizations.

Ceres Forward-Looking Statements
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products and technologies, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company’s plan to align expenditures and projected cash expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

Contact:

Ceres, Inc.
Gary Koppenjan
(805) 375-7801
ir@ceres.net

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
	2015	2014	2015	2014

Revenues:
Product sales	$99	$46	$99	$66
Collaborative research and government grants	244	449	644	1,192
Total revenues	343	495	743	1,258
Cost and operating expenses:
Cost of product sales	2,134	556	2,576	1,865
Research and development	2,449	3,570	4,953	7,984
Selling, general and administrative	3,869	3,585	7,310	6,845
Total cost and operating expenses	8,452	7,711	14,839	16,694
Loss from operations	(8,109)	(7,216)	(14,096)	(15,436)
Interest expense	(9)	(19)	(12)	(19)
Interest income	11	10	29	26
Loss before income taxes	(8,107)	(7,225)	(14,079)	(15,429)
Income tax expense	-	-	(1)	(1)
Net loss	$(8,107)	$(7,225)	$(14,080)	$(15,430)
Basic and diluted net loss per share	$(1.34)	$(2.29)	$(2.33)	$(4.91)
Weighted average outstanding common shares used for net loss per share:
Basic and diluted	6,032,616	3,150,655	6,032,358	3,144,461

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	February 28,	August 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$4,782	$3,423
Marketable securities	9,852	24,579
Prepaid expenses	403	633
Accounts receivable	333	370
Inventories	125	84
Other current assets	230	240
Total current assets	15,725	29,329
Property and equipment, net	2,639	2,996
Other assets	98	99
Total long-term assets	2,737	3,095
Total assets	$18,462	$32,424

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$3,040	$4,278
Other current liabilities	840	374
Current portion of long-term debt	44	70
Total current liabilities	3,924	4,722
Other non-current liabilites	65	75
Long-term debt, net of current portion	-	18
Total liabilities	3,989	4,815
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid in capital, $0.01 par value; 240,000,000 shares authorized; 6,032,468 shares issued and outstanding at February 28, 2015; 6,024,109 shares issued and outstanding at August 31, 2014.	333,315	332,109
Accumulated other comprehensive loss	(857)	(595)
Accumulated deficit	(317,985)	(303,905)
Total stockholders’ equity	14,473	27,609
Total liabilities and stockholders’ equity	$18,462	$32,424